Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-19103 and 333-19099) of Cabot Corporation of our report dated June 26, 2007 relating to the financial statements of the Cabot Retirement Savings Plan for the year ended December 31, 2006, which appears in this Form 11-K.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 26, 2007